Exhibit 15.1


August 14, 1996


The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the 1991 Employee Stock Plan, the 1996 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan, the 1984 Incentive Stock Option Plan and the 1984 Non-Qualified Stock Option Plan, the shares issuable to certain warrant holders, the shares issuable to certain convertible subordinated debenture holders, the Genentech, Inc. Tax Reduction Investment Plan and in the related prospectuses, as applicable, contained in such Registration Statements of our report dated July 9, 1996 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. which are included in its Form 10-Q for the quarter and six months ended June 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                             Very truly yours,




                                             ERNST & YOUNG LLP